Exhibit 99.1

CONTACT:	REGIS CORPORATION:
Mark Fosland – Vice President, Finance
(952) 806-1707
Alex Forliti – Director, Finance – Investor Relations
(952) 806-1767

For Immediate Release

REGIS TO ACQUIRE PUREBEAUTY AND BEAUTYFIRST

-Trade Secret Salons to Re-Brand as PureBeauty-

MINNEAPOLIS, January 18, 2008 –– Regis Corporation (NYSE:RGS), the global leader in the $170 billion hair care industry, announced today that it has entered into an agreement to acquire the PureBeauty and BeautyFirst salon operations.  The Company currently holds a 19.9 percent equity interest in PureBeauty and BeautyFirst.  The transaction is scheduled to close in February, 2008.

The PureBeauty and BeautyFirst operations consist of 63 company-owned locations and 51 franchise locations operating in 20 states with consolidated annual revenues of approximately $65 million.  Including the sales of franchisees, system-wide sales are approximately $110 million.

“This transaction will allow us to significantly accelerate our transformation of Trade Secret from a retailer of professional product to a boutique offering a broad assortment of beauty products,” commented Paul D. Finkelstein, Chairman and Chief Executive Officer of Regis Corporation.  “We will re-brand most of our Trade Secret locations to PureBeauty and most of our Beauty Express locations to BeautyFirst.  We will be combining the best of all our brands, bringing together PureBeauty’s and BeautyFirst’s strength in skin, cosmetics and bath with Trade Secret’s existing professional hair care platform and exceptional real estate.  In addition, Steve Hudson, the President and Chief Executive Officer of PureBeauty and BeautyFirst, will become Chairman of this division and will be responsible for the strategic oversight and execution of our transformation plan.  Steve and his management team took control of PureBeauty and BeautyFirst 18 months ago.  In calendar 2007, they were able to generate consolidated same-store sales of five percent and significantly improve profitability.  Despite a difficult retail environment, their performance has been outstanding.”

Mr. Finkelstein concluded, “This is a very exciting and challenging time for Regis Corporation.  Our customers have told us they want more than professional hair care products and, with today’s increased competition and diversion issues, it is critical that we execute on the transformation of Trade Secret to a beauty boutique.  I am confident the transformation of Trade Secret will create significant shareholder value.”

Further detail of this transaction will be provided on the second quarter earnings conference call scheduled on January 22, 2008 at 10:00 a.m. Central Time.

About Regis Corporation

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in beauty salons, hair restoration centers and cosmetology education. As of September 30, 2007, the Company owned, franchised or held ownership interests in over 12,500 worldwide locations.  Regis’ corporate and franchised locations operate under concepts such as Supercuts, Jean Louis David, Vidal Sassoon, Regis Salons, MasterCuts, Trade Secret, SmartStyle, Cost Cutters and Hair Club for Men and Women.  In addition, Regis maintains ownership interests in Empire Education Group and various other salon concepts such as Cool Cuts 4 Kids, and the Beauty Takashi and Beauty Plaza concepts in Japan.  System-wide, these and other concepts are located in the U.S. and in eleven other countries in North America, Europe and Asia. Regis also maintains a 50 percent ownership interest in Intelligent Nutrients, a joint venture that provides a wide variety of certified organic products for health and beauty.  For additional information about the company, including management’s current financial outlook and a reconciliation of non-GAAP financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link:  http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward—looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the personal hair care industry, which remains strong, both domestically and internationally; price sensitivity; changes in economic conditions; changes in consumer tastes and fashion trends; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations for new salon development; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify, acquire and integrate salons that support its growth objectives; the ability of the Company to maintain satisfactory relationships with suppliers; or other factors not listed above. The ability of the Company to meet its expected revenue growth is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

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